[PHILIP ENVIRONMENTAL LOGO]                                     [ALLWASTE LOGO]

             Philip Environmental Inc. and Allwaste, Inc. To Merge

             -----------------------------------------------------

   To Create North America's Largest Integrated Industrial Services Company

(Hamilton, ON and Houston, TX) March 6, 1997 Philip Environmental Inc. ("Philip Environmental") (NYSE: PEV; TSE, ME: PEN) and Allwaste, Inc. (Allwaste")
(NYSE: ALW) jointly announced today that they have signed a definitive agreement to merge the two companies to create the largest integrated resource recovery and industrial services company in North America. The combined company will have annualized revenue in excess of US $1.6 billion, approximately 8,000 employees and 215 operating locations throughout North America, and in Western Europe and South America.

Under the terms of the agreement, each share of Allwaste stock will be exchanged for 0.611 shares of Philip Environmental based on a fixed exchange ratio. Based on the closing price of Philip stock on March 5, 1997, the transaction values Allwaste at US$540 million including the assumption of an estimated US$113 million in debt. The transaction is expected to close in June 1997, and is subject to, among other things, U.S. and Canadian regulatory approval and shareholder approval of both companies.

This combination brings together complementary operational strengths and creates a portfolio of services to respond to the growing trends for outsourcing and supplier reduction in the industrial marketplace. The combination is expected to result in significant operational synergies for the combined company and is expected to be accretive to earnings in the first year following the consummation of the transaction. The industrial services market is estimated by industry sources as approaching US$50 billion. It has emerged from the traditional environmental services sector to respond to the needs of large industrial companies which are under pressure to operate in the most cost competitive and efficient manner. This has led to increased outsourcing of services that are non-revenue producing, but essential to companies whose primary source of revenue is a manufactured or processed product.

The newly combined company will organize into two major operating divisions:
Metals Recovery and Industrial Services. The Industrial Services division will be comprised of the operations of Allwaste and Philip's existing By-Products Recovery and Environmental Services Groups. The Metals Recovery division will encompass all of Philip's steel, copper and aluminum processing and mill services activities. An integration team comprised of key management from both companies has been formed to steer the integration process.

"With this transaction, we create a company that will be a powerful force in providing a broad range of industrial and resource recovery services," said Allen Fracassi, President and Chief Executive Officer of Philip Environmental. "Allwaste significantly expands our industrial service capabilities and offers a strong infrastructure. Its 130 locations can collect materials which can be forwarded to our network of metals and by-products processing and recovery operations. This is a classic opportunity for two companies with limited overlap of customers and an array of complementary services and specialized industry focus to combine forces.

PHILIP ENVIRONMENTAL AND ALLWASTE AGREE TO MERGE
March 6, 1997
Page 2

Together, we will exploit our strengths in serving industrial companies that recognize the value of third-party solutions to their non-revenue producing activities.

"Our companies share the same vision, business strategy and corporate culture," continued Mr. Fracassi. "These multiple synergies will result in a strong management team with shared values and broader professional opportunities for all our employees. We will be the major consolidator in the largely fragmented industrial services sector."

Commenting on the merger, Robert Chiste, President and Chief Executive Officer of Allwaste, stated, "Our companies are a perfect fit. I whole heartedly share Philip's vision of establishing a new standard in the delivery of industrial services to America's industrial companies. There are powerful synergies in combining our respective core competencies, markets and geographic strengths. Allwaste's strength in industrial services and transportation is supported by Philip's technology leadership and operating strength in the recovery and reuse of industrial by-products. Together we will be the premier full-service provider to virtually all major industry sectors throughout North America, which is in line with the objective we have set under our Target 2000 strategic plan. We view this as a definitive value-adding event for both companies' stockholders."

Philip is a fully integrated resource recovery and industrial services company providing metals processing and mill services, solid and liquid by-products recovery and industrial and remediation services to all major industry sectors.

Allwaste is a Houston-based, diversified industrial resource and services company with 130 locations throughout the United States, Canada and Mexico. Its ALLIES(R) (ALLwaste's Integrated Environmental Services) Program is designed to provide industrial customers the opportunity to outsource their critical support functions.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Allen Fracassi                              Robert Chiste
President & Chief Executive Officer         President & Chief Executive Officer
Philip Environmental Inc.                   Allwaste, Inc.
For 3/6/97: (212) 688-6840 ext.290          For 3/6/97: (212) 688-6840 ext 218
Thereafter: (905) 521-1600                  Thereafter: (713) 625-7047

MEDIA
In the USA                                  In Canada
Marissa Moretti                             Richard Wertheim
Senior Vice President                       President
Dewe Rogerson, Inc.                         Wertheim Company
(212) 688-6840 ext. 227                     (416) 594-1600



                                     ###